Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Statement No. 333- 199175

PROSPECTUS SUPPLEMENT NO. 4

(TO PROSPECTUS DATED OCTOBER 20, 2014)

23,418,172 Shares

Common Stock

This Prospectus Supplement No. 4 supplements and amends the prospectus dated October 20, 2014 relating to the sale of up to 23,418,172 shares of our common stock by Aspire Capital Fund, LLC, or Aspire Capital.

This prospectus supplement should be read in conjunction with the prospectus dated October 20, 2014, as well as Prospectus Supplement No. 1 dated November 5, 2014, Prospectus Supplement No. 2 dated November 13, 2014 and Prospectus Supplement No. 3 dated November 19, 2014, which are to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it. We will not receive any proceeds from the sale of the shares of common stock by Aspire Capital.

Our common stock is listed on NYSE MKT under the ticker symbol “IBIO”. On December 11, 2014, the last reported sale price per share of our common stock was $0.69 per share.

On December 11, 2014, we filed a Current Report on Form 8-K. That Form 8-K is attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 12, 2014.

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2014

iBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or jurisdiction of incorporation or organization)

001-35023

(Commission File Number)

26-2797813

(I.R.S. Employer Identification Number)

9 Innovation Way, Suite 100, Newark, DE 19711

(Address of principal executive offices (Zip Code)

Registrant's telephone number: (302) 355-0650

                                             N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

At the 2014 Annual Meeting of Stockholders of iBio, Inc. (the “Company”) held on December 10, 2014, Proposals 1, 2 and 3 were each approved by the Company’s stockholders. The proposals are described in detail in the definitive proxy statement filed by the Company with the Securities and Exchange Commission on November 12, 2014. The final voting results of the 2014 Annual Meeting are set forth below.

Proposal 1 - Election of Directors - The Company’s stockholders elected Mr. John D. McKey, Jr. and Mr. Seymour Flug to serve as Class III directors of the Company for a three-year term expiring in 2017. The voting results for each of these individuals were as follows:

Director	Votes For	Votes Withheld	Broker Non-Votes
Mr. John D. McKey, Jr.	36,210,172	235,133	19,403,069
Mr. Seymour Flug	36,203,533	241,772	19,403,069

Proposal 2 - Ratification of the Selection of the Company’s Independent Registered Public Accounting Firm - The Company’s stockholders ratified the selection of CohnReznick LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015. The voting results were 55,290,948 shares “FOR,” 350,925 shares “AGAINST,” and 206,501 abstentions.

Proposal 3 – “Say on pay” proposal - The Company’s stockholders approved, on an advisory basis, the compensation of its named executive officers. The voting results were 35,910,471 shares “FOR,” 306,066 shares “AGAINST,” 228,768 abstentions and 19,403,069 broker non-votes.

Signatures

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO INC.
Date: December 11, 2014	By: /s/ Robert B. Kay Robert B. Kay Executive Chairman and CEO